EXHIBIT 99.1

SYMBOL TECHNOLOGIES ANNOUNCES NEW CREDIT FACILITY

HOLTSVILLE, N.Y., September 5, 2006 – Symbol Technologies, Inc. (NYSE:SBL), The Enterprise Mobility Company™, today announced that it has closed on a new $250 million credit facility. The funds from this new line of credit will be used for general corporate purposes.

The new credit facility will consist of a $250 million revolving line of credit, with an ability to access an additional $150 million. JPMorgan Securities Inc. and Banc of America Securities LLC will serve as co-agents for the new credit facility, and an additional eight banks will also participate. All of the banks participated in Symbol’s previous credit facility. The agreement is scheduled to mature in 2011.

Symbol recently prepaid the outstanding principal balance of $67 million on its previous term facility from existing cash balances. Symbol’s worldwide cash balances stood at $257.2 million at the second quarter ended June 30, 2006.

“During the past 12 months, we stripped out $120 million in costs, resolved a number of legal issues, diversified our customer base and re-energized our engineering and sales teams. These successes, along with our strong cash flow generating capability and the greater financial flexibility afforded by the new credit facility will enable us to increase our investments in efforts that will maximize profitability and shareholder value,” said Timothy T. Yates, Symbol senior vice president and chief financial officer. “We appreciate the continuing support of our banks, which enabled us to put in place a new credit facility that has improved terms and lower costs compared with our prior credit facility.”

About Symbol Technologies
Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

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For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
Patricia.hall@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
Lori.chaitman@symbol.com